No. 01086 SHARES

NIREK RESOURCES INC.

(Incorporated under the laws of the Province of Ontario)

THIS IS TO CERTIFY THAT

is the registered holder of

fully paid up and non-assessable common shares without par value of

NIREK RESOURCES INC.

transferable only on the books of the Corporation by such registered holder or by attorney duly authorized upon surrender of this certificate properly endorsed.

This certificate shall not become valid until countersigned and registered by a Transfer Agent and Registrar of the Corporation.

IN WITNESS WHEREOF the said Corporation has caused this certificate to be signed by its duly authorized officer.

Dated:

Countersigned and Registered
HERITAGE TRUST COMPANY, Charlottetown, P.E.I., Canada
Transfer Agent and Registrar

By ______________________
Authorized Officer

President

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE TRANSFERABLE BY HERITAGE TRUST COMPANY OF CHARLOTTETOWN, P.E.I., CANADA